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                                                                     EXHIBIT 5.1





                               November 21, 1996

Board of Directors
Monterey Resources, Inc.
5201 Truxtun Avenue, Suite No. 100
Bakersfield, California 93309

Ladies and Gentlemen:

                   We have acted as counsel to Monterey Resources, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 3,500,000 shares (the "Shares") of the Company's common stock, $0.01 par value (the "Common Stock"), pursuant to the Monterey Resources, Inc. 1996 Incentive Compensation Plan for key Employees, the Monterey Resources, Inc. 1996 Incentive Compensation Plan for Nonexecutive Employees and the Monterey Resources, Inc. Savings Investment Plan (collectively, the "Plans").

                   In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

                   Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares of Common Stock will, when issued in accordance with the terms of the respective Plans, be legally issued, fully paid and nonassessable.

                   We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                   We express no opinion other than as to laws of the United States and of the State of Texas and the corporate law of the State of Delaware.

                   This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.


                               Very truly yours,

                               ANDREWS & KURTH L.L.P.